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EXHIBIT 99.1

PRESS RELEASE

For Release September 28, 2001—11:00 a.m. PST

Contact: Heidi B. Stanley
(509) 358-6160

STERLING FINANCIAL CORPORATION
OF SPOKANE, WASHINGTON, COMPLETES MERGER WITH
SOURCE CAPITAL CORPORATION

    Spokane, Washington—September 28, 2001—Sterling Financial Corporation (NASDAQ: STSA) today announced that it has completed its merger with Source Capital Corporation (NASDAQ: SOCC).

    Under the terms of the agreement, each Source Capital Corporation shareholder will receive 0.475 Sterling Common Shares for each of his or her Source Capital Share held, and cash in lieu of the issuance of fractional shares. The merger has been structured as a tax-free reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended, and will be accounted for as a "purchase." The Boards of Directors of both companies unanimously approved the merger. The Source Capital Corporation shareholders approved the merger at a meeting held on September 26, 2001.

    Sterling Chairman and Chief Executive Officer, Harold B. Gilkey, commented, "We are very pleased to welcome the employees, customers and investors of Source Capital Corporation into our company. This merger allows us the opportunity to strengthen Sterling's capital base and to add some additional talented employees to our loan-servicing and lending group. And, as I have indicated in the past, this transaction affords us the ability to increase our capacity while also keeping capital here in the Pacific Northwest."

    Source Capital's registered Shareholders will receive a Letter of Transmittal from Mellon Investor Services, along with a letter of instructions to assist in the process of exchanging the Source share certificates for Sterling share certificates. Sterling anticipates that these documents will be mailed to the Source Registered Shareholder's by the middle of October.

    ABOUT STERLING: Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association, which opened in April 1983. Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana. Through Sterling's wholly-owned subsidiaries Action Mortgage Company and INTERVEST Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho and western Montana. Sterling's subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings' branch network.

    FORWARD-LOOKING STATEMENTS: Any trend or forward-looking information included in this press release is subject to numerous possible risks and uncertainties. These include, but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates which may result in lower interest rate margins; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in the regulatory and competitive environment, and other risks. Sterling's future results may differ materially from historical results as well as from any trend or forward-looking information

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EXHIBIT 99.1 PRESS RELEASE
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON, COMPLETES MERGER WITH SOURCE CAPITAL CORPORATION